Exhibit 99.1

March 16, 2009

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

FEBRUARY 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of February 28, 2009 served by J:COM’s 24 consolidated franchises reached approximately 3.18 million, up 478,700, or 17.7% since February 29, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.66 million, up 864,600 or 18.0% since February 29, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.78 as of February 28, 2009 from 1.77 as of February 29, 2008. The cable television digital migration rate as of February 28, 2009 increased to 81% from 69% as of February 29, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 24 franchises; 48 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of February 28, 2009	2,557,000 Digital: 2,060,700	1,498,600	1,599,400	5,655,000	3,178,400
As of February 29, 2008	2,214,600	1,234,400	1,341,400	4,790,400	2,699,700

Net year-over-year increase	342,400	264,200	258,000	864,600	478,700
Net increase as percentage	15.5%	21.4%	19.2%	18.0%	17.7%

About Jupiter Telecommunications Co., Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 consolidated subsidiaries (as of February 28, 2009) at the local level serving approximately 3.18 million subscribing households (as of February 28, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 12.34 million. Jupiter TV Company invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html